Exhibit 99.2

Apogee Acquisition Corp Announces Closing of $172.5 Million Initial Public Offering

Cheyenne, WY, April 08, 2026 (GLOBE NEWSWIRE) -- Apogee Acquisition Corp (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced the closing of its initial public offering of 17,250,000 units at a price of $10.00 per unit on April 8, 2026, which included the full exercise by the underwriters of their overallotment option to purchase an additional 2,250,000 units. Total gross proceeds from the offering were $172,500,000 before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “AACPU” on April 7, 2026. Each unit consists of one Class A ordinary share of the Company, one redeemable public warrant and one right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights are expected to be listed on Nasdaq under the symbols “AACP,”“AACPW,” and “AACPR,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but intends to focus on companies developing, integrating, or enabling advanced technologies across both physical and digital domains, including opportunities in software, hardware, compute infrastructure, engineered materials, intelligent systems, automation, specialized components, energy and power technologies, and other technology-driven platforms that support mission-critical functions across modern markets.

ARC Group Securities LLC acted as sole book-running manager and Clear Street LLC acted as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from ARC Group Securities LLC, 398 S Mill Ave, Suite 201B, Tempe, AZ 85281, by email at operations@arc-securities.com.

A registration statement relating to the securities became effective on April 6, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jeffrey Smith, JD, LLM
President, CEO & Chairman
Apogee Acquisition Corp
info@apogeeacquisitioncorp.com
(202) 854-0515